Exhibit 99.1

NEWS RELEASE	Contact:
Michael S. Hotta mhotta@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2021 RESULTS

KAPALUA RESORT, Hawaii, May 3, 2021 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. “MLP” (NYSE: MLP) reported a net loss of $934,000, or $(0.05) per share, for the first quarter of 2021, compared to a net loss of $1,074,000, or $(0.06) per share, for the first quarter of 2020. The Company reported total operating revenues of $2.06 million and $2.04 million during the three months ended March 31, 2021 and 2020, respectively.

The Company did not have any real estate asset sales during the first quarters of 2021 or 2020.

MLP completed the sale of its regulated utility assets of Kapalua Water Company, Ltd. and Kapalua Waste Treatment Company, Ltd. on May 1, 2021. The sale results in net proceeds of $4.2 million from Hawaii Water Service (HWS), a subsidiary of California Water Service Group (NYSE: CWT).  As part of the Hawaii Public Utilities Commission approval of this transaction in March 2021, the water and wastewater service areas have been expanded in order to serve future developments within the Kapalua resort.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$-	$69
Leasing	1,801	1,736
Resort amenities and other	258	230
Total operating revenues	2,059	2,035

OPERATING COSTS AND EXPENSES
Real estate	97	175
Leasing	840	776
Resort amenities and other	412	570
General and administrative	719	760
Share-based compensation	349	425
Depreciation	300	323
Total operating costs and expenses	2,717	3,029

OPERATING LOSS	(658)	(994)
Other income	13	-
Pension and other post-retirement expenses	(116)	(117)
Interest expense	(33)	(46)
LOSS FROM CONTINUING OPERATIONS	$(794)	$(1,157)
Income (Loss) from discontinued operations, net	(140)	83
NET LOSS	$(934)	$(1,074)
Pension, net	221	206
TOTAL COMPREHENSIVE LOSS	$(713)	$(868)

EARNINGS (LOSS) PER COMMON SHARE-BASIC AND DILUTED
Loss from Continuing Operations	$(0.04)	$(0.06)
Income (Loss) from Discontinued Operations	$(0.01)	$-
Net Loss	$(0.05)	$(0.06)